The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$4,617
Total	$4,617
Class R-1	$2
Class R-2	$19
Class R-3	$17
Class R-4	$32
Class R-5	$51
Total	$121

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0009
Class R-1	$0.0002
Class R-2	$0.0002
Class R-3	$0.0002
Class R-4	$0.0003
Class R-5	$0.0009

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	5,183,536
Total	5,183,536
Class R-1	10,368
Class R-2	116,021
Class R-3	113,415
Class R-4	181,246
Class R-5	85,020
Total	506,070

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00